SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported): February 21, 2002
                            (February 20, 2002)


                     ENDO PHARMACEUTICALS HOLDINGS INC.
-------------------------------------------------------------------------------
           (Exact name of registrant as specified in its charter)


DELAWARE                          39040                      13-4022871
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(State or other        (Commission File Number)            (I.R.S. Employer
jurisdiction of                                           Identification No.)
incorporation)


100 Painters Drive
Chadds Ford, Pennsylvania                                           19317
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(Address of principal executive offices)                          (Zip Code)


                               (610) 558-9800
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            (Registrant's telephone number, including area code)


                                    N/A
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       (Former name or former address, if changed since last report)



Item 7.  Financial Statements and Exhibits.
         ----------------------------------

(a)      Financial Statements of Business Acquired.

                  Not applicable.

(b)      Pro Forma Financial Information.

                  Not applicable.

(c)      Exhibits.

Exhibit Number             Description
-------------              -----------
       99.1                Press release issued by Endo Pharmaceuticals
                           Holdings Inc. on February 20, 2002


Item 9.  Regulation FD Disclosure.
         -------------------------

          On February 20, 2002, the Registrant issued a press release, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.



                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                          ENDO PHARMACEUTICALS HOLDINGS INC.
                                    (Registrant)


                          By:   /s/ CAROL A. AMMON
                               -----------------------------------------------
                                Name:  Carol A. Ammon
                                Title: President & Chief Executive Officer





Dated:  February 21, 2002




                             INDEX TO EXHIBITS

Exhibit No.                  Description

       99.1         Press release issued by Endo Pharmaceuticals Holdings Inc.
                    on February 20, 2002


                                                                   Exhibit 99.1

Contact: Robert Siegfried/Jeremy Fielding
Kekst and Company
212-521-4800


                    Endo Pharmaceuticals Achieves Strong
                           2001 Financial Results

 -- Results Reflect Strength of Product Line and New Strengths of Percocet(R)--
     -- 2001 Results Exceed Previous Guidance, 2002 Guidance Raised --

         CHADDS FORD, PA, February 20, 2002 -- Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP; ENDPW), a market leader in pain management, today reported its financial results for the year and quarter ended December 31, 2001.

         For the year ended December 31, 2001, Endo's net sales grew 28% to $252.0 million from $197.4 million for the same period in 2000. Operating loss decreased to $27.9 million from $147.9 million in the comparable 2000 period. Net loss decreased to $36.5 million from $156.8 million in the comparable 2000 period. Consolidated EBITDA increased by 17% to $79.5 million from $67.7 million over the comparable 2000 period. Full year 2001 included a $23.0 million increase in selling, general and administrative ("SG&A") expense and a $13.0 million increase in research and development ("R&D") expense, primarily supporting new product marketing and new product development.

         Carol A. Ammon, President and Chief Executive Officer of Endo Pharmaceuticals, said, "We are extremely pleased with our 2001 financial results. We continue to invest in research and development and sales and marketing as well as the infrastructure to support our continued growth. During the fourth quarter of 2001, we successfully launched our new strengths of Percocet(R) and thus far are very satisfied with their market acceptance. We also are excited that both Lidoderm(R) and our extended-release morphine sulfate product continue to perform strongly and gain market share.

         "Moreover, we have improved Endo's financial position. Having successfully completed a public offering of an additional 12.9 million shares of common stock in the fourth quarter of 2001, we used the proceeds, for, among other things, the repayment of the Company's outstanding term loans. We believe 2002 will be another year of growth for Endo. As a result of the anticipated continued strength of our product line, we believe that we are well positioned to achieve net sales in 2002 of approximately $280 million and consolidated EBITDA of $90 million. Of course, there can be no assurance of Endo achieving these numbers."

         In addition, Endo announced that John W. Lyle has resigned as Chairman and as a Director of the Company in order to be able to more actively pursue other interests. Mr. Lyle will continue to support Endo's marketing efforts pursuant to the agreement he entered into with the Company in connection with the Company's acquisition of Algos Pharmaceutical Corporation in July 2000. Ms. Ammon stated, "We thank John for his service on our Board of Directors over the past year and a half, and we look forward to his continued contributions to our company's success."

         The Company also announced that the Board of Directors had selected Carol A. Ammon to serve as Chairman of the Board, which will be in addition to her current role as President and Chief Executive Officer of the Company.

         For the fourth quarter ended December 31, 2001, Endo's net sales increased to $78.5 million from $77.6 million for the same period in 2000. As expected, the Company continued to experience generic erosion of its Percocet(R) product during the fourth quarter of 2001. This erosion was offset, in part, by the launch of its new strengths of Percocet(R). In addition, net sales of Lidoderm(R) and other products increased during the fourth quarter of 2001. Operating income increased 73% to $7.6 million from $4.4 million. Net income increased to $8.0 million from a net loss of ($3.3) million in the comparable 2000 period. Earnings per share increased to $.08 per diluted share for the fourth quarter of 2001 compared to a net loss per diluted share of ($.04) in the comparable 2000 period. Consolidated EBITDA decreased by 36% to $23.6 million from $37.1 million over the comparable 2000 period. This decrease in consolidated EBITDA occurred primarily due to an $8.8 million increase in SG&A expense and a $3.6 million increase in R&D expense in 2001.

         During the fourth quarter of 2000, Endo recorded a $15.3 million non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Stock options granted pursuant to the Endo Pharma LLC stock option plans vest if Endo's common stock reaches certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of Endo common stock. Excluding this charge, Endo would have recorded net income of $11.2 million or $.13 per share in the fourth quarter of 2000.

         During the fourth quarter of 2001, Endo determined that the utilization of its deferred tax benefits was more likely than not based on its anticipated future taxable income in the foreseeable future. Accordingly, Endo reversed its valuation reserves that had been recorded against those deferred tax assets. The reversal of the reserves established in connection with the acquisition of Algos Pharmaceutical Corporation (Algos) in July 2000 were recorded as a reduction of goodwill. The reversal of the reserves recorded subsequent to the Algos acquisition were recorded as an increase to income tax benefit. In addition, during the fourth quarter of 2001, the Company extinguished its term loan and recorded this charge as an extraordinary item.



Year-End Results

         Net sales for the year ended December 31, 2001 increased by 28% to $252.0 million from $197.4 million in the comparable 2000 period. Operating loss for the year ended December 31, 2001 decreased to $27.9 million from $147.9 million in the comparable 2000 period. Pro Forma Consolidated EBITDA (as defined in endnote (1) below) for the year ended December 31, 2001 increased to $79.5 million from $62.1 million in the comparable 2000 period. A reconciliation of operating loss as determined by GAAP to Pro Forma Consolidated EBITDA is as follows:


                                                                             (Unaudited)
                                                                              Year Ended
                                                                             December 31,
                                                                            (in thousands)
                                                                 2001                       2000
                                                                 ----                       ----
   GAAP operating loss                                         $(27,898)                 $(147,902)
   Depreciation and amortization                                 49,234                     27,624
   Non-cash manufacturing charges                                20,934                     18,683
   Compensation related to stock options                         37,253                     15,300
   Purchased in-process R&D                                         -                      133,200
   Non-cash separation benefits                                     -                       20,782
                                                                -------                    -------
   Subtotal: Consolidated EBITDA                                $79,523                    $67,687
   Operating loss of Algos                                          -                       (8,525)
   Depreciation and amortization of Algos                           -                          128
   Merger and other related costs                                   -                        1,583
   Cash separation benefits                                         -                        1,252
                                                               --------                    -------
   Pro Forma Consolidated EBITDA                               $ 79,523                    $62,125
                                                               ========                    =======



Fourth Quarter Results

         Net sales for the three months ended December 31, 2001 increased by 1% to $78.5 million from $77.6 million in the comparable 2000 period. Operating income for the three months ended December 31, 2001 increased to $7.6 million from $4.4 million in the comparable 2000 period. Consolidated EBITDA (as defined in endnote (1) below) for the three months ended December 31, 2001 decreased to $23.6 million from $37.1 million in the comparable 2000 period. A reconciliation of operating income as determined by GAAP to consolidated EBITDA is as follows:

                                                                             (Unaudited)
                                                                          Three Months Ended
                                                                             December 31,
                                                                            (in thousands)
                                                                 2001                       2000
                                                                 ----                       ----
   GAAP operating income                                        $7,648                     $4,420
   Depreciation and amortization                                12,064                     12,583
   Non-cash manufacturing charges                                3,924                      4,762
   Non-cash compensation charges                                     -                     15,300
                                                               --------                   -------
   Consolidated EBITDA                                         $23,636                    $37,065
                                                               ========                   =======

         Endo's results have fluctuated in the past, and may continue to fluctuate. These fluctuations are primarily due to the timing of new product launches, purchasing patterns of Endo's customers, market acceptance of our products and the impact of competitive products and pricing.


Forward-Looking Statements

         This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management's beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are not historical facts and include information regarding the Company's possible or assumed results of operations. Also, statements or expressions that are preceded by, followed by, or that include, the words "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions are forward-looking statements. Endo's estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo's current perspective on existing trends and information. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. The reader should not rely on any forward-looking statement. The Company undertakes no obligations to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of the Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Important factors that may affect future results include, but are not limited to: market acceptance of the Company's products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the Company's product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo's Registration Statement on Form S-4 filed with the Securities and Exchange Commission on June 9, 2000, as amended, and in Endo's Registration Statement on Form S-3 dated October 17, 2001. Readers should evaluate any statement in light of these important factors.



The following table presents Endo's consolidated statements of operations for the three months and years ended December 31, 2001 and December 31, 2000:

                                                      Endo Pharmaceuticals Holdings Inc.
                                              Consolidated Statements of Operations (unaudited)
                                                    (in thousands, except per share data)

                                                                     Three Months Ended                  Year Ended
                                                                        December 31,                    December 31,
                                                                    2001            2000            2001            2000
                                                                    ----            ----            ----            ----
NET SALES                                                        $78,472         $77,593        $251,979        $197,429
COST OF SALES                                                     20,588          19,454          74,891          63,041
                                                            -----------------     ------        --------        --------
GROSS PROFIT                                                      57,884          58,139         177,088         134,388
COSTS AND EXPENSES:
     Selling, general and administrative                          24,574          15,835          79,505          56,537
     Research and development                                     13,598          10,001          38,994          26,012
     Depreciation and amortization                                12,064          12,583          49,234          27,624
     Compensation related to stock options                             -          15,300          37,253          15,300
     Purchased in-process research and development                     -               -               -         133,200
     Merger and other related costs                                    -               -               -           1,583
     Separation benefits                                               -               -               -          22,034
                                                            ------------    ------------    ------------      ----------
OPERATING INCOME (LOSS)                                            7,648           4,420         (27,898)       (147,902)
INTEREST EXPENSE, Net                                              1,833           3,729          10,962          15,119
                                                            ------------    ------------    ------------      ----------
INCOME (LOSS) BEFORE INCOME TAX
(BENEFIT) AND EXTRAORDINARY ITEM                                   5,815             691         (38,860)       (163,021)
                                                            ------------    ------------    -------------      ----------
INCOME TAX (BENEFIT)                                              (3,579)          3,997          (3,753)         (6,181)
                                                            ------------    ------------    -------------      ----------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                            9,394          (3,306)        (35,107)       (156,840)
                                                            ------------    ------------    -------------      ---------
EXTRAORDINARY ITEM - Loss on Early
Extinguishment of Debt                                            (1,435)              -          (1,435)              -
                                                            -------------    ------------   ------------      ----------
NET INCOME (LOSS)                                                 $7,959        $ (3,306)       $(36,542)      $(156,840)
                                                            ============     ============    ============      ==========

BASIC NET INCOME (LOSS) PER SHARE:
     Income (Loss) Before Extraordinary Item                        $.09          $(.04)           $(.38)         $(1.97)
     Extraordinary Item                                            $(.01)               -          $(.02)              -
     Net Income (Loss)                                              $.08          $(.04)           $(.40)         $(1.97)

DILUTED NET INCOME (LOSS) PER SHARE:
     Income (Loss) Before Extraordinary Item                        $.09          $(.04)           $(.38)         $(1.97)
     Extraordinary Item                                            $(.01)               -          $(.02)              -
     Net Income (Loss)                                              $.08          $(.04)           $(.40)         $(1.97)

WEIGHTED AVERAGE SHARES:


     Basic                                                        98,526          89,139          91,505          79,454

     Diluted                                                      98,649          89,139          91,505          79,454



The following table presents Endo's unaudited condensed consolidated balance sheet data at December 31, 2001 and December 31, 2000:




                                           Endo Pharmaceuticals Holdings Inc.
                                  Condensed Consolidated Balance Sheet Data (unaudited)
                                                     (in thousands)

                                                                                                December 31,
                                                                                        2001                      2000
                                                                                        ----                      ----
ASSETS
     Cash and cash equivalents                                                          $95,357                  $59,196
     Other current assets                                                               145,568                  113,858
                                                                                        -------                  -------
     Total current assets                                                               240,925                  173,054
     Property and equipment, net                                                          9,883                    5,742
     Goodwill and other intangibles, net                                                194,813                  284,560
     Deferred income taxes                                                               23,420                      736
     Restricted cash                                                                        150                      150
     Other assets                                                                         1,804                    3,598
                                                                                       ---------                --------
TOTAL ASSETS                                                                           $470,995                 $467,840
                                                                                       ========                 ========

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current portion of long-term debt                                                  $91,259                  $36,371
     Other current liabilities                                                           84,407                   63,924
                                                                                         ------                   ------
     Total current liabilities                                                          175,666                  100,295
     Long-term debt, less current portion                                                     -                  162,154
     Other liabilities                                                                      207                    7,218

     Total stockholders' equity                                                         295,122                  198,173
                                                                                       --------                  -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $470,995                 $467,840
                                                                                       ========                 ========




The following table presents condensed consolidated cash flow data for the years ended December 31, 2001 and December 31, 2000:



                                    Endo Pharmaceuticals Holdings Inc.
                            Condensed Consolidated Cash Flow Data (unaudited)
                                              (in thousands)

                                                                                     Year Ended
                                                                                    December 31,
                                                                          2001                      2000
                                                                          ----                      ----
Net cash provided by operating activities                              $80,486                       $35,069
Net cash (used in) provided by investing activities                     (6,546)                       18,077
Net cash provided by (used in) financing activities                    (37,779)                      (15,978)
                                                                      --------                      --------
Net increase in cash and cash equivalents                              $36,161                       $37,168

Cash and cash equivalents, beginning of period                         $59,196                       $22,028
                                                                       -------                       -------
Cash and cash equivalents, end of period                               $95,357                       $59,196
                                                                       =======                       =======



          The following table presents Endo's unaudited net sales for the three months and year ended December 31, 2001 and December 31, 2000:


                                      Endo Pharmaceuticals Holdings Inc.

                                             Net Sales (unaudited)

                                                (in thousands)

                                          Three Months Ended                            Year Ended
                                             December 31,                              December 31,
                                         2001              2000               2001                     2000
                                         ----              ----               ----                     ----
        Percocet(R)
                                        $28,136        $38,115                $100,967                   $92,366
        Lidoderm(R)                      13,945          9,706                  40,878                    22,539
        Other Brands                      9,146         14,064                  25,824                    35,375
                                       --------        -------                --------                  --------
   Total Brands                         $51,227        $61,885                $167,669                  $150,280
   Total Generics                       $27,245        $15,708                 $84,310                   $47,149
                                       --------       --------                --------                  --------
        Total Net Sales                 $78,472        $77,593                $251,979                  $197,429
                                       ========        =======               =========                  ========


         Endo Pharmaceuticals is a fully integrated specialty pharmaceutical company with market leadership in pain management products. The company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. This and past press releases of Endo Pharmaceuticals Holdings Inc. are available at Endo's Web site at http://www.endo.com.


(1) Definition of Consolidated EBITDA: Endo's credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of
         (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.


Operating Income (Loss) to Consolidated EBITDA and Pro Forma Consolidated EBITDA Reconciling Items:

Non-cash manufacturing charges reflect the present value of non-interest bearing promissory notes issued annually to Bristol-Myers Squibb Pharma Company ("BMS") (formerly the DuPont Pharmaceuticals Company) over the initial five-year term of the manufacturing and supply agreement with BMS. Compensation related to stock options is the non-cash charge resulting from the vesting of stock options pursuant to the Endo Pharma LLC stock option plans. Stock options granted pursuant to the Endo Pharma LLC stock option plans vest if Endo's common stock reaches certain defined thresholds. These options are exercisable for shares currently held by Endo Pharma LLC, and their exercise will not dilute the ownership of other holders of Endo common stock. Non-cash separation benefits is the non-cash charge resulting from the acceleration of vesting of stock options held by two former executives pursuant to two separation and release agreements entered into by Endo in 2000. The assets acquired and liabilities assumed, results of operations and cash flows of Algos have been included in Endo's financial results prospectively for reporting periods beginning July 17, 2000. Pro forma adjustments for Algos reflect results as if Algos was acquired on January 1, 2000. Merger and other related costs are fees incurred in the merger with Algos. Cash separation benefits is the cash charge related to the severance recorded for two former executives.

                                   #####